Exhibit 99.2: Ultra Clean Holdings Conference Call Transcript for Conference Call held on February 8, 2005.

ULTRA CLEAN HOLDINGS, INC.

Moderator: Phil Kagel
February 8, 2005
4:00 pm CT

Operator:

Ladies and gentlemen, thank you for standing by and welcome to the Ultra Clean Holdings, Inc. Fourth Quarter and Year End conference call.

During the presentation, all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder this conference is being recorded Tuesday February 8, 2005.

Your conference leader for today is Phil Kagel, Senior Vice-President and Chief Financial Officer.

Please go ahead sir.

Phil Kagel:

Good afternoon and welcome to our Fourth Quarter and Year-end 2004 Financial Results conference call.

With me today is our President and Chief Executive Officer, Clarence Granger.

A few moments ago we issued a press release reporting financial results for the fourth quarter and year ended December 31, 2004. This press release can be accessed from the investor relations section of Ultra Clean’s Web site at www.uct.com.

And in addition, we have arranged for a taped replay of this call, which maybe accessed by phone. This replay will be available approximately one hour after the call’s conclusion and will be accessible for two weeks.

The dial-in access number for this replay is 800-633-8284 for domestic callers and 402-977-9140 for international callers. The pass code is 212-310-73 for both domestic and international callers.

This call is also being Webcast live with a Web replay also available for 14 days from the investor relations section of our Website at www.uct.com.

Along with our recently issued press release, this conference call enables the company to comply with the SEC regulations for fair disclosure. Therefore investors should accept the contents of this call as the company’s official guidance for the first quarter of Fiscal 2005.

Investors should note that only the CEO and CFO are authorized to provide company guidance.

If at anytime after this call, we communicate any material changes and guidance, it is our intent that such updates will be done officially via a public forum such as a press release or a publicly announced conferee call.

The matters that we discuss today include forward-looking statements as defined in the US Private Securities Litigation Act of 1995, related to future financial performance and other performance expectations.

Investors are cautioned that forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those projected in the forward-looking statements.

Some of those risks and uncertainties are detailed in our fillings with the Securities and Exchange Commission including our most recent Form 10Q filed for the three months ended September 24, 2004.

The company disclaims any obligation to publicly update or revise any such forward-looking statements or to reflect events or circumstances that occur after this call.

We want to make clear to investors that our prepared remarks are presented in accordance with the requirements of SEC Regulation G regarding Generally Accepted Accounting Principles, or GAAP.

Certain references in this presentation are made to non-GAAP financial measure, such as earnings before interest, taxes, depreciation and amortization -- EBITDA, and Return On Invested Capital -- ROIC.

For reconciliations of these non-GAAP measures to GAAP, we have posted reconciliation tables in the investor relations section of the company’s Website at uct.com.

Now for the fourth quarter and total year 2004 results.

Revenue for the fourth quarter of 2004 was $41.3 million, which represents a 13% decline sequentially. However, it grew by 61% from the $25.8 million recorded in the same quarter last year.

The sequential decline in revenue was due to general slowness in the overall semiconductor equipment industry.

It was, however within the guidance range of $40 to $41.8 million issued on October 26, 2004 in our last quarter earnings press release.

Diluted earnings per share were 13 cents for the fourth quarter of 2004.

We recorded a favorable tax effect from additional tax savings identified during the fourth quarter associated with cumulative indirect foreign and export sales.

This accounted for a tax expense reduction in the quarter of approximately $700,000 or 4 cents per share.

Without this tax expense reduction, diluted earnings per share would have been 8 cents, which is within the 7 to 9 nine cents guidance range for the fourth quarter issued at our third quarter press release.

Diluted earnings per share for the third quarter of 2004 were 11 cents and in the fourth quarter last year, diluted earnings per share were 6 cents.

Revenue for the full year ended December 31, 2004 was $184.2 million, which exceeded the full year 2003 revenue by $106.7 million or 138%.

Diluted EPS for the total year ended December 31, 2004 was 55 cents, compared to 1 cent per diluted share for total year 2003.

Gross margin for the fourth quarter of 2004 of 15.5% was down from 16.4% for the prior quarter. It was due to lower sales volume and reduced factory absorption.

Total year 2004 gross margin improved to 15.9% from 13.2% in 2003.

Operating expense was $4.1 million for the fourth quarter of 2004, which included a start-up cost of nearly $400,000 at our new facility in Shanghai, China.

Operating expense for the third quarter of 2004 was $4.6 million, which included a one-time (write off) of approximately $500,000 related to the termination of a potential acquisition and approximately $100,000 of China start-up costs.

As previously mentioned, income tax expense for the fourth quarter and year end included a benefit for accumulative income on foreign export sales.

The effect of a tax expense reduction in the fourth quarter was approximately $700,000, which reduced the overall 2004 tax rate from 40% to 35%.

Net profit for the fourth quarter and year ended December 31, 2004 was $2.1 million and $8.6 million, respectively.

This is our sixth consecutive quarter of profitability.

EBITDA was $2.5 million and $15.8 million for the fourth quarter and total year 2004, respectively. Now let’s look at the balance sheet.

Cash increased by $1.5 million for the fourth quarter. Operating activities generated $2.5 million.

Net changes and accounts receivable, inventory, prepaid assets and current liabilities generated $600,000.

Capital expenditures were $1.8 million of which $1.6 million were expended in China for our new facility and infrastructure.

Return on invested capital for the fourth quarter and year ended December 31, 2004 were 21% and 24%, respectively.

Now Clarence will discuss the fourth quarter and provide guidance for the first quarter of 2005. Clarence?

Clarence Granger:

Thank you, Phil.

Going in to the fourth quarter, we knew that demand would be soft and we would need to manage our expenses closely.

During the fourth quarter, we reduced cost through mandatory shutdowns wherever possible during the holiday period and tight controls on discretionary spending.

While managing cost down during the fourth quarter, we continued to develop our other sub-systems businesses.

Shipments of frame and top plate assemblies added $1.5 million of revenue, an increase of $500,000 from our third quarter sub-system sales.

Also in the fourth quarter, we completed construction of our new manufacturing facility in Shanghai, China as planned. As of this date, we have hired 31 employees and training activities are underway.

We have started production activities for two of our customers and we are on schedule to begin initial shipments by the end of this quarter.

Looking ahead to the first quarter, we expect revenue to range between $36 million and $39 million. We expect diluted earnings per share to range between 3 cents and 6 cents.

In summary, we have been able to achieve consistent profitability over the past six quarters including the most recent period of semiconductor equipment market softening. At the same time, we have grown our other sub-systems business and continued to invest in our China startup. We also generated positive cash flow for the total year 2004.

During 2005, we will continue to work toward additional penetration in gas delivery systems and other sub-systems. We will also cautiously grow our operations in China while doing everything possible to maintain profitability and manage our cash flow.

Now, I’ll turn it back over to Phil for some concluding remarks on our first quarter guidance.

Phil?

Phil Kagel:

As Clarence indicated, we expect EPS to range between 3 cents and 6 cents for the first quarter of 2005. Our guidance includes expenses in connection with startup activities in Shanghai, other new product introduction cost and initiation of our Sarbanes-Oxley certification program.

We expect our tax rate for 2005 to be approximately 33%.

Operator, we would now like to open the call for questions.

Operator:	Thank you, sir. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered or you’d like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, please lift the handset before entering your request.

One moment please for the first question.

Our first question comes from the line of John Pitzer of CSFB.

Please go ahead.

(Satya Kumar):

Yeah, hi. This is actually (Satya Kumar) for John.

I see that your revenues -- first of all, I wasn’t able to find in your press release in your Web site or on Bloomberg so I was just wondering if it’s just me or something else. But if I just plug in the numbers into the model, your revenues are down about 15% sequentially which looks like it’s better than, you know, some of your biggest customers -- their revenues were down more than that.

Can you help us understand some of the reasons why you guys are seeing a better performance than with most of the OEMs in December? Is it this market - is it other customers or are you able to expand your market share?

Clarence Granger:

No, (Satya). This is Clarence Granger. I don’t think it’s necessarily that we particularly gain market share in this quarter. I think our market share remain relatively flat in this quarter.

I think what we’ve seen is that we tend - because we lead our customers a little bit, we tend to see things a little before they do. So, we saw the impact of the downturn perhaps a little sooner than some of our other customers. And I think it’s being mitigated a little bit in the quarter that we’re going into.

So, I don’t think it’s a market share gain. I think it’s more of a timing issue.

(Satya Kumar):

Okay.

On that front also, your guidance I think is now down about 5-1/2% to about 13%. And I know at least some other consumable companies have reported, you know, up revenues for March and some large OEMs have also reported shipments to be up sequentially.

In that context, have you seen -- in recent weeks perhaps, maybe a slight improvement in business conditions or what sort of outlook are you seeing for the next few months in your perspective?

Clarence Granger:

Well - again, this is Clarence. What we’re presenting to you is our best judgment as of today so it reflects recent changes.

We’ve seen some of our customers where the revenues are a little higher than we might have previously expected and some of our customers where their revenues are a little lower than we might have previously expected.

So, in general, we think this represents where we’re going to come out.

(Satya Kumar):	So you wouldn’t - overall, the industry conditions are trending in line, not a dramatic change in recent weeks, right?

Clarence Granger:	That’s correct.

(Satya Kumar):	And the final question is, does the guidance for March include any contributions from Shanghai or is it more of a 2Q event?

Clarence Granger:	We will have virtually almost zero revenue from Shanghai in Q1. So that’s, you know, that’s one of our challenges in terms of our expenses and cost this quarter is that we’ll be incurring significant startup cost from Shanghai but not generating any revenue to speak of.

(Satya Kumar):	In the March quarter, right?

Clarence Granger:	In the March quarter.

(Satya Kumar):	Okay, thanks.

Clarence Granger:	You’re welcome.

Operator:	Our next question comes from the line of Jay Deahna of JP Morgan. Please go ahead.

Jay Deahna:

Thanks very much. Good afternoon, guys.

A couple of questions for you. The first one follows on to one of the questions the previous person was asking.

If you look at the forecast that you’d be getting from your customers following some, you know, movement in the January timeframe, have they kind of settled out and does it look to you like 1Q is the trough for you?

Clarence Granger:

Well, we’re not to the point where we’re giving guidance on Q2 so, we’re not trying to project whether or not this is a trough. Obviously, we’re now into the third quarter of the sequential decline. We would hope we would be getting closer to the end than the beginning, but it’s very difficult for us to project forward beyond Q1.

What I would reemphasize is what we’ve said before is we would anticipate - we certainly haven’t seen a dramatic fall off. And certainly, what we’re projecting in Q1 is a little bit of a reduced fall off from Q3 and Q4.

So, that’s what we see at the current time. And again, we do emphasize that our delivery times for gas delivery systems and other assemblies are significantly shortened from what they were three to four years ago when we saw a lengthy downturn.

So, we’re hoping with our delivery times being half of what they were a few years ago that pervasions or fluctuations in demand that we see from the end customers hopefully will be shorter.

Jay Deahna:	If your major customers see a pick up in orders lets say in the May-June timeframe, when would that flow through the year, would that be a couple of months behind that or simultaneous, how would that work?

Clarence Granger:	Did you say pick-up in their orders or pick-up in their shipments?

Jay Deahna:	Orders.

Clarence Granger:	We would probably see it a couple of months after that.

Jay Deahna:	Okay. And then the other question, Clarence, is - okay so right now the vast majority of your business is gas subsystems and you’re doing some frame work and what not.

You know, if you look out a year from now to two years from now, what would be the major categories of your business? Gas subsystems, frames, process modules, something like that, what else?

Clarence Granger:	Chemical delivery systems, liquid delivery systems. I think those are the ones, those are the key ones that we’re targeting at this point in addition to the ones that you said.

Jay Deahna:	Okay, so that’s five or six, and then when does something other than gas and possibly frame become, you know, like say a 10% revenue scenario, is that this year, or next year, year after?

Clarence Granger:	I think there’s a reasonable chance that by the end of - the run rate at the end of this year, there would some other product families that would be in the 10% range.

Jay Deahna:	Okay.

Clarence Granger:	Or maybe higher.

Jay Deahna:	Great. Thank you.

Clarence Granger:	You’re welcome.

Operator:	Our next question comes from the line of Bill Lu of Piper Jaffray. Please go ahead.

Dennis Cong:	Hi, this is Dennis Cong for Bill.

Yeah, the first question is that, you know, obviously we’re heading a down turn and do you guys see any signs of increasing outsourcing from the OEM customers?

Clarence Granger:

Yeah, hi Dennis, this is Clarence.

We’ve had this question a few times before and the outsourcing trend seems pretty stable to us and our customers are moving about as quickly as they can towards outsourcing all the major subassemblies on their tools.

They’ve seen significant benefits towards outsourcing.

So I’ve been asked well, do we see a slow down in outsourcing during slower periods or do we see accelerated trends during ramps?

What we see is right now all of our customers are moving as quickly as they can towards outsourcing because they perceived that as a huge benefit in terms of reducing their fixed overhead.

Dennis Cong:

I see.

Okay, my next question is regarding your China operation.

Obviously right now, you don’t have a lot of volume out of that facility, but looking towards, let’s say the end of 2005, what kind of volume you would expect from that facility and when do you think that facility volume projection will become a benefit to you instead of just incurring more cost for you?

Clarence Granger:	We expect volume production in Q3 of this year, we’ll have virtually almost no shipments in Q1, a moderate level of shipments in Q2 and reasonable levels of shipment in Q3 and Q4 is our projection.

Do you want to add anything on the…

Phil Kagel:	Right. In terms of crossing over break even, we would hope by mid-year that we would achieve that.

Dennis Cong:	You mean this year?

Phil Kagel:	Yes, this year.

Dennis Cong:	Got it. Okay, thank you very much.

Phil Kagel:	You’re welcome.

Operator:	Ladies and gentlemen, as a reminder, to register for any question please press the 1 followed by the 4. Our next question comes from the line of Philip Lee of JP Morgan, please go ahead.

(Philip Lee):

Hi, guys, just some modeling questions.

On the tax rate, would you expect that 33% rate to carry into ’06? And then in terms of the first quarter, where do you expect your SG&A and OPEX to be, and then does that start to trend lower as the start-up expenses diminish?

Phil Kagel:	Okay, Philip, I’ll take that. This is Phil Kagel.

For’ 06 we would anticipate somewhat of an improvement on the 33% if China does what we hope it does, so we would a have a richer mix for the whole year of ’06 than for ’05 because ’05 is, you know, truly a start-up year.

(Philip Lee):	Okay.

Phil Kagel:

For Q1, in terms of operating expense, we would see it being, you know, slightly up from Q4 we’re having to do our SOX certification initiative this year and we’ve already begun to anticipate some additional spending in that area.

On the other hand, for your modeling, China had been charged totally to operating expense in Q4. We’re anticipating to make that conversion in March, excuse me, in February where manufacturing related expense would be up in the cost of sales.

(Philip Lee):	Okay. And then what would be your gross margin guidance for Q1 then?

Phil Kagel:	Gross margin is - will come down for Q1 due to this, you know, the lower volume as well as the China start up so, we’re looking in the mid 14% range.

(Philip Lee):	Last thing, where is your headcount at the end of the year?

Phil Kagel:	End of year headcount was 324, I think.

(Philip Lee):	Okay.

Phil Kagel:	Something like that.

Operator:	Our next question comes from the line of Tim Summers of Stanford Financial Group. Please go ahead.

Timothy Summers:

Thank you and good afternoon.

Clarence, going back on the market share question for a second or the gas panel question, if you look at the total market for gas panels that will be outsourced, say in ’05, how much of that is already outsourced and where are those pockets of strength coming from of gas panels that maybe outsourced in ’05 that we’re not in ’04?

Clarence Granger:

In terms of the outsource, at this point, I would say in the United States, there’s probably, there’s a very high percentage they’re already outsourced, probably in the 80% to 90% range are already outsourced.

In Asia, we’re not sure. We think there’s a significant portion outsourced. But we think there are also opportunities there for us to start doing some business once we expand into China.

Obviously we feel we’re very proficient and a good low cost provider of gas delivery systems and we think we can be very competitive in the international arena.

So in terms of our growth prospects for gas delivery systems in the United States, we think there are still some good opportunities with smaller players in the United States that we are just starting to penetrate.

We also think that there is a good opportunity with potential Asian customers once we successfully expand and start-up our China operation.

So we think that those are still good growth opportunities for us but we also believe that by far, the most dramatic growth opportunity for us is in other subsystems.

Timothy Summers:

Okay.

If I can ask a quick follow up, I know you don’t identify these on a quarterly basis, but for the calendar year ’04, could you provide the percent of revenue by customer, particularly the 10% customers if you have it?

Clarence Granger:	We’ll be putting that out in our 10K, but the three, the big three had been over 90% and they continue to be that.

Timothy Summers :	Okay, great. Thanks.

Operator:

Ladies and gentlemen as a reminder, to register for any questions, please press the 1 followed by the 4 on your telephone keypad.

One moment please for the next question.

At this time, gentlemen, I don’t see any further questions. I’ll turn the call back to you.

Phil Kagel:	Okay. Thank you very much. We thank everyone for joining us in this conference call and look forward to your continued support and we’ll talk to you next time

.

Thank you.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END

     ULTRA CLEAN HOLDINGS, INC.
NON-GAAP RECONCILIATION SCHEDULES

$K

	Three months ended December 31, 2004	Year ended December 31, 2004

EBITDA	$2,790	$15,814

Calculation of EBITDA:
Net income	2,135	8,550
Add: Income tax provision	222	4,511
Interest expense, net	(25)	388
Depreciation and amortization	458	2,365

EBITDA	2,790	15,814

ROIC	20.6%	23.7%

Calculation of ROIC:
Operating income	$2,331	$13,448
Tax	220	4,645

Return after tax	2,111	8,803

Beginning total assets (excluding cash)	58,221	44,120
Less beginning current liabilities	(17,673)	(11,375)
Ending total assets (excluding cash)	56,258	56,258
Less ending current liabilities	(14,797)	(14,797)

Average investment	$41,005	$37,103

ROIC	20.6%	23.7%